Exhibit 23.2

Independent Mining Consultants, Inc.

3560 E. Gas Road

Tucson, AZ 85714

CONSENT OF THIRD-PARTY QUALIFIED PERSON

Independent Mining Consultants, Inc. (“IMC”), in connection with the filing of the Current Report on Form 8-K of Hycroft Mining Holding Corporation (the “Company”), to be filed on February 17, 2026 (the “Form 8-K”), consents to:

●	the filing of the technical report summary titled “Hycroft Technical Report Summary and Initial Assessment on the Hycroft Mine, Nevada, United States of America” (the “TRS”), with an effective date of January 21, 2026, as an exhibit to and referenced in the Form 8-K;

●	the incorporation by reference of the TRS in the Company’s Registration Statements on Form S-1 (Registration No. 333-264293), Form S-3 (Registration Nos. 333-257567, 333-279292, 333-290760 and 333-292470) and Form S-8 (Registration Nos. 333-249620, 333-265434, 333-292803 and 333-280193) (collectively, the “Registration Statements”);

●	the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 8-K, the Registration Statements and the TRS; and

●	the information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 8-K and the Registration Statements.

IMC is responsible for authoring, and this consent pertains to the following Sections of the TRS: 1.5, 1.6, 1.7, 1.9, 2.4.2, 6, 7, 8, 9, 11, 20, 22.3, 22.4, 22.6, 22.7.1.1, 22.7.1.2, 22.7.1.4, 22.7.2.1, 22.7.2.3 23.1, 23.2, 23.4 and portions of sections 1.10, 1.11, 24, and 25.

February 13, 2026

Signature of Authorized Person for
Independent Mining Consultants, Inc.

Print name of Authorized Person for
Independent Mining Consultants, Inc.